Exhibit 99.1

Investor Relations:	Alexandra Lynn
(617) 747-3300
ir@amg.com

Media Relations:	Laura O’Brien
(617) 747-3300
pr@amg.com

AMG Names Dwight D. Churchill to its Board of Directors

BOSTON, March 1, 2010 — Affiliated Managers Group, Inc. (NYSE: AMG) today announced the election of Dwight D. Churchill to its Board of Directors.

Mr. Churchill held a number of senior positions at Fidelity Investments before retiring from the firm in early 2009.  Having joined Fidelity in 1993, he served as the head of the Fixed Income Division, head of Equity Portfolio Management and President of Investment Services.  While at Fidelity, Mr. Churchill also served as the elected chair of the Board of Governors for the 60,000-member Association for Investment Management & Research (now the CFA Institute).  Prior to joining Fidelity, Mr. Churchill served as President and Chief Executive Officer of CSI Asset Management, Inc., a subsidiary of Prudential Financial, Inc., and held senior roles at Loomis, Sayles & Company and The Public Employees Retirement System of Ohio.  Mr. Churchill holds a B.A. degree in Economics from Denison University and an M.B.A. degree from The Ohio State University.

“We are pleased to welcome Dwight to our Board,” said Sean M. Healey, AMG’s President and Chief Executive Officer.  “With 30 years of domestic and international management experience across asset classes, Dwight is a highly regarded investment professional, and his broad industry perspective and depth of financial expertise will make him a valuable addition to AMG’s Board.”

About Affiliated Managers Group

AMG is a global asset management company with equity investments in leading boutique investment management firms (its “Affiliates”). AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. AMG’s strategy is to generate growth through the internal growth of existing Affiliates, as well as through investments in new Affiliates. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. As of December 31, 2009 (pro forma for pending investments), the aggregate assets under management of AMG’s Affiliates were approximately $253 billion in over 350 investment products across a broad range of investment styles, asset classes and distribution channels.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.

AMG routinely posts information that may be significant for investors in the Investor Information section of its website, and encourages investors to consult that section regularly. For additional information, please visit www.amg.com.

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